                         [LETTERHEAD OF THE MONY GROUP]

 The MONY Group Inc. Reports Fourth Quarter Operating Income of $0.14 Per Share
                     Excluding Previously Announced Charges

            Fourth Quarter Results Are In-Line With Company Guidance

NEW YORK (February 7, 2002) -- The MONY Group Inc. (NYSE:MNY) today reported operating income of $6.9 million or $0.14 per share for the quarter excluding reorganization and other charges. Including net realized gains on investments of $0.4 million or $0.01 per share and a previously announced fourth quarter charge of $95 million or $1.99 per share, the company reported a net loss of $87.7 million or $1.84 per share for the quarter.

The $95 million fourth quarter charge consists of $36.9 million or $0.77 per share of charges taken in connection with the company's previously announced reorganization, which will result in $35 million in cost savings by the end of 2002; and $58.1 million or $1.22 per share of other charges unrelated to the company's reorganization activities. These charges include asset impairments and other valuation related asset write-downs.

Operating earnings for the 2000 fourth quarter were $20.6 million or $0.43 per share excluding venture capital results. With a $14.7 million or $0.30 per share after-tax loss from the company's venture capital investments, a $1.7 million or $0.04 per share gain after-tax realized loss from the sale of assets in the company's transferred pension business and a $4.9 million or $0.10 per share gain from investments, net income was $9.1 million or $0.19 per share for the fourth quarter of 2000.

"The economic environment continued to affect our results in the fourth quarter," said Michael I. Roth, chairman and CEO, The MONY Group. "While we saw strength in aspects of our business over the quarter, namely sales growth from our specialty-risk insurer, US Financial Life, and positive flows in our accumulation business - our mutual fund and retail brokerage businesses continued to be affected by the weak market conditions."

"MONY is positioned for higher growth levels in 2002 and beyond as a result of our reorganization over the year," continued Mr. Roth. "The internal separation of our operations into manufacturing and distribution entities has intensified our focus on business unit accountability and laid the foundation for greater revenue generation, better expense management, more targeted capital allocation and increased earnings."

Full-Year Results

Operating income for the year-ended December 31, 2001 was $42.1 million or $0.87 per share excluding the fourth quarter charge and venture capital results. With a net realized gain on investments of $1.2 million or $0.02 per share, the fourth quarter charge of $95 million or $1.95 per share and a venture capital loss of $9.1 million or $0.19 per share, the company reported a net loss of $60.8 million or $1.25 per share.

Operating income for the year-ended December 31, 2000 was $91.5 million or $1.91 per share excluding venture capital results. With a $142.7 million or $2.98 per share gain from the company's venture capital portfolio, a $0.8 million or $0.01 per share gain after-tax realized loss from the sale of assets in the company's transferred pension business, net realized gains on investments of $28.9 million or $0.60 per share and a $37.7 million or $0.79 per share after-tax extraordinary charge from the company's debt refinancing, the company reported net income of $224.6 million or $4.70 per share.

"As we enter 2002, the overall economic environment remains uncertain. However, we are in a strong position to compete effectively under any market conditions due to our extensive array of products and services, broad distribution channels and professional advice-based approach," added Mr. Roth.

An earnings summary is as follows:

($ in million except share data and per share amount)

                                                        Three Months        Three Months            Year                Year
                                                       Ended 12/31/01      Ended 12/31/00      Ended 12/31/01       Ended 12/31/00

Net (loss)/income                                               $(87.7)               $9.1              $(60.8)             $224.6
Adjustments:
  Realized losses included in the 4th Quarter
   Charge                                                         13.1                   -                13.1                   -
  Net realized (gains)/losses from investments                    (0.4)               (4.9)               (1.2)              (28.9)
  Extraordinary item - net                                                                                                    37.7
                                                       ----------------    ----------------    ----------------    ----------------
    Operating (loss) income                                      (75.0)                4.2               (48.9)              233.4
  Operating losses included in the 4th Quarter
   Charge                                                         81.9                                    81.9
  Net realized losses from transferred pension
   business                                                                            1.7                                     0.8
  Venture capital (income)/loss                                                       14.7                 9.1              (142.7)
                                                       ----------------    ----------------    ----------------    ----------------
    Operating income, as adjusted (see Note 2)                    $6.9               $20.6               $42.1               $91.5
                                                       ================    ================    ================    ================

Diluted Per Share Amounts (see Note 1):
Net (loss) income                                               $(1.84)              $0.19              $(1.25)              $4.70
                                                       ================    ================    ================    ================
Operating (loss) income                                         $(1.57)              $0.09              $(1.01)              $4.88
                                                       ================    ================    ================    ================
Operating income, as adjusted                                   $ 0.14               $0.43              $ 0.87               $1.91
                                                       ================    ================    ================    ================

Share Data (see Note 1):
Weighted-average shares outstanding                         47,786,913          46,149,301          48,608,378          46,466,675
Plus:  Incremental shares from assumed conversion of
 dilutive securities                                                 0           2,038,563                   0           1,321,218
                                                       ----------------    ----------------    ----------------    ----------------
Weighted-average shares used in diluted per-share
 calculations                                               47,786,913          48,187,864          48,608,378          47,787,893
                                                       ================    ================    ================    ================

Note 1: 1,227,397 and 1,333,745 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three-month period and year ended December 31, 2001, respectively, because their inclusion would be anti-dilutive.

Note 2: Operating income reported for the three months and year ended
December 31, 2001 includes after-tax realized gains/(losses) reflected in Group Pension Profits of $(0.6) million or $(0.01) per share and $2.6 million or $0.05 per share, respectively. These amounts do not reflect realized losses of $1.6 million after tax or $0.03 per share that were included in the Reorganization and Other Charges.

Developments:

 .    MONY completed its strategic initiatives to improve profitability throughout the organization. These initiatives included implementing revenue generation and cost containment initiatives at both MONY Life Insurance Company and Advest. As a result, the company will achieve the previously announced goal of $35 million in cost savings by the end of 2002.

 .    To date, the company repurchased 3.7 million shares at an average share price of $33.48. The company has 1.2 million shares remaining in its share repurchase program.

 .    MONY declared an annual cash dividend of $0.45 per share of common stock on
     November 14, 2001. The dividend was paid on December 21, 2001 to shareholders of record on November 30, 2001.

 .    As of December 31, 2001, book value was $40.78 per share (excluding accumulated comprehensive income) and has increased 20 percent from $33.94 as of December 31, 1998.

 .    MONY's Advest subsidiary closed its acquisition of Lebenthal & Co. A financial services firm offering a range of investment products and services to a nationwide customer base, Lebenthal is one of the nation's leading experts in tax-exempt investing through its concentrated expertise in municipal bonds.

 .    MONY Life Insurance Company of America introduced a new variable annuity product that provides access to an expanded group of money managers and enhanced its permanent life insurance portfolio by offering more competitively priced premiums, optional extension of death benefit coverage and a wider range of investment options for its variable products. MONY also introduced an enhanced conversion feature to its level term product and added a portfolio rate to its corporate-sponsored variable universal life (CSVUL) product.

Business Segments

Protection Segment
------------------

Through its protection segment, The MONY Group sells a wide range of life insurance products (including whole, term, universal, variable universal, survivorship universal, last survivor variable universal, and group universal life) to higher-income individuals, particularly small business owners, family builders and pre-retirees as well as corporations.

Total new annualized and single life insurance premiums were $62.8 million and $214.7 million for the quarter and year-ended December 31, 2001, respectively, compared with $60.7 and $266 million for the comparable periods in 2000.

U.S. Financial Life Insurance Company (USFL) premiums increased 26 percent to $14.8 million for the fourth quarter ended December 31, 2001 from $11.7 million for the comparable quarter in 2000. For the year ended December 31, 2001, premiums increased 17 percent to $49 million from $42 million for the year ended December 31, 2000. Higher universal life sales as well as successful marketing efforts to promote USFL's value offering contributed to these results.

New life insurance premiums (first-year and single premiums) sold through the career agency system were $25.8 million for the quarter ended December 31, 2001 compared with $34.5 million for the comparable quarter. Career life insurance sales were $86.7 million for the year ended December 31, 2001 compared with $97.2 million for the year ended December 31, 2000.

"As part of our reorganization, we have closed non-profitable locations and reduced the size of our career system by escalating our productivity standards," commented Mr. Roth. "These efforts will result in more profitable growth levels in 2002."

Sales of corporate-owned life insurance (COLI) and bank-owned life insurance
(BOLI) were $19 million for the quarter ended December 31, 2001 compared with $14 million for the quarter ended December 31, 2000. The sale of corporate-owned and bank-owned life insurance products fluctuate over the course of the year due to the unpredictable nature of corporate needs for this product. For the year ended December 31, 2001, COLI sales were $74 million compared with $124 million for the year-ended December 31, 2000.

Accumulation Segment
--------------------

The MONY Group distributes variable annuities and mutual funds through its career agency system, member companies and third-party broker-dealers.

Accumulation assets under management were $9 billion as of December 31, 2001 compared to $9.9 billion as of December 31, 2000 and $8.2 billion as of September 30, 2001.

New accumulation assets raised during the quarter were $405 million compared with $475 million for the fourth quarter of 2000. For the year, assets raised were $1.71 billion compared with a record $2.47 billion in 2000. The company had positive flows of $50 million and $115 million for the quarter and year respectively.

"2001 asset levels remained below levels experienced in 1999 and 2000, resulting in lower fees from these assets," commented Mr. Roth. "Compared to a record year in 2000, we had lower sales of Enterprise Funds through both our career agency system and third-party relationships in 2001."

For the quarter ended December 31, 2001, Enterprise sales were $284 million, $213 million of which were sold by third-party broker-dealers and $71 million were sold through The MONY Group's career agency system. For the quarter ended December 31, 2000, Enterprise sales were $376 million, $270 million of which were sold by third-party broker-dealers and $106 million through the career agency system.

For the year ended 2001, Enterprise sales were $1.32 billion, $962 million of which were sold by third-party broker-dealers and $359 million were sold through The MONY Group's career agency system. For the year ended 2000, Enterprise sales were approximately $2.05 billion, $1.4 billion of which were sold by third-party broker-dealers and $615 million were sold through The MONY Group's career agency system.

Annuity sales increased to $121 million for the fourth quarter of 2001 compared with $99 million for the quarter ended December 31, 2000. Sales were $393 million for the year ended December 31, 2001 compared with $421 million for the year ended December 31, 2000.

Retail Brokerage & Investment Banking
-------------------------------------

The Retail Brokerage and Investment Banking segment includes securities brokerage, trading, investment banking, trust and asset management services for high-net worth individuals and small to mid-size business owner clients primarily through MONY's Advest and MONY Securities Corp. subsidiaries.

The Retail Brokerage and Investment Banking segment, formed during the first quarter of 2001, had revenues of $90.5 million during the fourth quarter ended December 31, 2001 and $343.5 million for the year ended December 31, 2001.

Advest revenues were $79 million for the fourth quarter and $297 million for the eleven months ended December 31, 2001. On a proforma basis, revenues were $96 million and $371 million for the comparable periods respectively. Continued market volatility affected these results.

Advest completed its previously announced outsourcing of its back-office processing operations - resulting in cost savings of approximately $10 million. The outsourcing will provide Advest financial advisors with enhanced technological and operational support to expand and develop their practices.

MONY Securities Corp., a registered securities broker-dealer for MONY's career agency system, posted revenues of $10.5 million for the fourth quarter and $43.5 million for the year. Comparably, revenues were $13 million during the fourth quarter of 2000 and $59.7 million for the year 2000.

2002 Outlook
------------

As announced on November 8, 2001, MONY expects to earn $1.25 per share excluding venture capital income. This estimate reflects the elimination of goodwill amortization, stronger results from the company's retail brokerage segment and the benefits of expense initiatives. This estimate assumes an approximate 7 percent annual appreciation in the equity markets over the year. An additional $0.70 per share gain expected from the closing payment in the company's pension business is not included in the $1.25 estimate.

"The economic environment reinforces the importance of diversification in financial planning. This plays well to our strengths," added Mr. Roth. "Our qualified financial advisors help customers plan for the long-term. Our advice-based approach and personalized touch is supplemented by our broad array of products and services - including not only equity-based products but also life insurance, tax-exempt and municipal bond investing through Lebenthal as well as annuity and mutual fund products with risk-adverse and conservative investment options. Our ability to help customers during various life stages and market conditions will be an important growth driver in 2002 and beyond."

Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for 2002, and the expected savings. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations, including those described in the company's filings with the Securities and Exchange Commission. Among other things, movements in the equity markets could affect investment results, the fees earned from assets under management and the demand for variable products; actual death claims experience could differ from our mortality assumptions; and MONY may realize savings that are more or less than expected, as the company's action plans are implemented. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

About The MONY Group Inc.
The MONY Group Inc. (NYSE: MNY), with approximately $55 billion in assets under management and administration, provides life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients through several member companies. The MONY Group focuses primarily on offering customized financial solutions through multiple distribution channels, including a career network, brokerage general agencies, financial advisors, brokers, and other complementary channels. The MONY Group's (www.mony.com) member companies include The Advest Group, Inc., MONY Life Insurance Company, MONY Life Insurance Company of America, Matrix Capital Markets Group Inc., Enterprise Capital Management, Inc., U.S. Financial Life Insurance Company, Lebenthal & Co., MONY Securities Corporation and Trusted Securities Advisors Corp.

Note: The MONY Group Inc. will host a conference call to discuss year-end and 4Q 2001 financial results at 9:00 am (EST) on Thursday, February 7, 2002. The call can be heard via the Investor Relations link at www.mony.com.
                                                ------------

                       SUPPLEMENTAL FINANCIAL INFORMATION

To assist interested parties in analyzing the Company's consolidated financial results attached is the following supplemental information:

Exhibit I presents certain summary consolidated income statement data of The MONY Group for the three-months and year-end December 31, 2001 and 2000.

Exhibit II presents certain summary consolidated balance sheet data as of December 31, 2001.

Exhibit III presents information regarding new business generated by the Company for the three-months and year-end December 31, 2001 and 2000.

Exhibit I

                      THE MONY GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED INCOME STATEMENT

($ in millions, except share data and per share amounts)            Three Months Ended                 Year Ended
                                                                       December 31,                   December 31,
                                                                  2001             2000            2001            2000
                                                                  ----             ----            ----            ----
Revenues:
Premiums                                                      $     194.8     $     196.5     $     695.3     $     700.5
Universal life and investment-type product policy fees               55.1            48.8           207.2           205.8
Net investment income                                               146.0           165.2           692.1           978.1
Net realized gains (losses) on investments                          (18.3)            4.9           (12.3)           37.5
Group Pension Profits                                                 3.5             8.1            30.7            37.1
Retail brokerage and investment banking                              90.5            13.0           343.5            59.7
Other income                                                         53.3            36.3           147.1           163.6
                                                              ------------    ------------    ------------    ------------
                                                                    524.9           472.8         2,103.6         2,182.3
Benefits and Expenses:
Benefits to policyholders                                           218.6           210.7           814.7           787.8
Interest credited to policyholders' account balances                 27.3            27.5           110.5           110.6
Amortization of deferred policy acquisition costs                    60.4            33.7           158.8           139.1
Dividends to policyholders                                           66.9            64.6           236.6           235.5
Other operating costs and expenses                                  285.4           124.2           876.4           513.2
                                                              ------------    ------------    ------------    ------------
                                                                    658.6           460.7         2,197.0         1,786.2

(Loss) Income before income taxes and extraordinary item           (133.7)           12.1           (93.4)          396.1
Income tax benefit (expense)                                         46.0            (3.0)           32.6          (133.8)
                                                              ------------    ------------    ------------    ------------
(Loss) Income before extraordinary item                             (87.7)            9.1           (60.8)          262.3
Extraordinary item, net                                                                                             (37.7)
                                                              ------------    ------------    ------------    ------------
Net (loss) income                                             $     (87.7)    $       9.1     $     (60.8)    $     224.6
                                                              ============    ============    ============    ============

Operating Income:
Net (loss)/income                                             $     (87.7)    $       9.1     $     (60.8)    $     224.6
Adjustments:
  Realized losses included in the 4th Quarter Charge                 13.1                            13.1
  Net realized (gains)/losses from investments                       (0.4)           (4.9)           (1.2)          (28.9)
  Extraordinary item - net                                                                                           37.7
                                                              ------------    ------------    ------------    ------------
    Operating (loss) income                                         (75.0)            4.2           (48.9)          233.4
  Operating losses included in the 4th Quarter Charge                81.9                            81.9
  Net realized losses from transferred pension business                               1.7                             0.8
  Venture capital loss (income)                                                      14.7             9.1          (142.7)
                                                              ------------    ------------    ------------    ------------
    Operating income, as adjusted (see Note 2)                $       6.9     $      20.6     $      42.1     $      91.5
                                                              ============    ============    ============    ============

Diluted Per Share Amounts (see Note 1):
Net (Loss) Income                                             $     (1.84)    $      0.19     $     (1.25)    $      4.70
Reported Operating (Loss) Income                              $     (1.57)    $      0.09     $     (1.01)    $      4.88
Adjusted Operating Income                                     $      0.14     $      0.43     $      0.87     $      1.91

Share Data (see Note 1):
Weighted-average Shares Outstanding                            47,786,913      46,149,301      48,608,378      46,466,675
Plus:  Incremental Shares from Assumed  Conversion of
Diluted Securities                                                              2,038,563                       1,321,218
                                                              ------------    ------------    ------------    ------------
Weighted-average Shares in Diluted  Per Share                  47,786,913      48,187,864      48,608,378      47,787,893
 Calculations
                                                              ============    ============    ============    ============

Note 1: 1,227,397 and 1,333,745 incremental shares from the assumed conversion of dilutive securities were not included in the computation of per share amounts for the three month period and year ended December 31, 2001 because their inclusion would be anti-dilutive.

Note 2: Operating income reported for the three months and year ended December 31, 2001 includes after-tax realized gains/(losses) reflected in Group Pension Profits of $(0.6) million or $(0.01) per share and $2.6 million or $0.05 per share, respectively. These amounts do not reflect realized losses of $1.6 million after tax or $0.03 per share that were included in the Reorganization and Other Charges.

Exhibit II

                     SUMMARY CONSOLIDATED BALANCE SHEET DATA
                    ($ in millions, except per share amounts)

                                                                        As of
                                                                    December 31,
                                                                        2001
                                                                        ----
Assets:
Invested assets (including cash and cash equivalents)               $  11,826.5
Assets transferred in the Group Pension Transaction                     4,650.4
Separate account assets                                                 5,195.2
Other assets                                                            3,980.2
                                                                    ------------
  Total assets                                                      $  25,652.5
                                                                    ============

Liabilities:
Policyholders' liabilities                                          $  10,488.2
Liabilities transferred in the Group Pension Transaction                4,586.5
Separate account liabilities                                            5,192.3
Short-term debt                                                           320.0
Long-term debt                                                            578.8
Other liabilities                                                       2,434.4
                                                                    ------------
  Total liabilities                                                    23,600.2

Shareholders' equity:
Equity                                                                  2,014.2
Accumulated comprehensive income                                           38.1
                                                                    ------------
  Total shareholders' equity                                            2,052.3
                                                                    ------------
  Total liabilities and shareholders' equity                        $  25,652.5
                                                                    ============

Per share amounts:
Diluted book value per share                                        $     41.55
                                                                    ============
Diluted book value per share (Ex. Accumulated
 Comprehensive Income)                                              $     40.78
                                                                    ============

Exhibit III

                               SEGMENT INFORMATION

The following chart presents MONY's protection and accumulation sales for the quarter as well as revenue generated from the company's retail brokerage and investment banking segment.

------------------------------------- ---------------- ----------------- ---------------- -----------------
                                        Three-Month      Three-Month       Year Ended        Year Ended
                                       Period Ended      Period Ended       12/31/01          12/31/00
                                         12/31/01          12/31/00
------------------------------------- ---------------- ----------------- ---------------- -----------------

------------------------------------- ---------------- ----------------- ---------------- -----------------
New Business ($ millions)
------------------------------------- ---------------- ----------------- ---------------- -----------------
Protection Products
-------------------
------------------------------------- ---------------- ----------------- ---------------- -----------------
Career Agency System                            $25.8             $34.5            $86.7             $97.2
------------------------------------- ---------------- ----------------- ---------------- -----------------
U.S. Financial Life Insurance                    14.8              11.7             49.0              42.0
Company
------------------------------------- ---------------- ----------------- ---------------- -----------------
Complementary Distribution*                      22.2              14.5             79.0             126.8
                                                 ----              ----             ----             -----
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total New Life Insurance Premiums               $62.8             $60.7           $214.7            $266.0
                                                =====             =====           ======            ======
------------------------------------- ---------------- ----------------- ---------------- -----------------

------------------------------------- ---------------- ----------------- ---------------- -----------------
Accumulation Products
---------------------
------------------------------------- ---------------- ----------------- ---------------- -----------------
Variable Annuities                               $121               $99             $393              $421
------------------------------------- ---------------- ----------------- ---------------- -----------------
Career Agency System - Mutual Funds                71               106              359               615
------------------------------------- ---------------- ----------------- ---------------- -----------------
Third Party Distribution - Mutual                 213               270              962             1,438
                                                  ---               ---              ---             -----
Funds
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total Accumulation                               $405              $475           $1,714            $2,474
                                                 ====              ====           ======            ======
------------------------------------- ---------------- ----------------- ---------------- -----------------

------------------------------------- ---------------- ----------------- ---------------- -----------------
Revenues ($ millions)
------------------------------------- ---------------- ----------------- ---------------- -----------------
Retail Brokerage & Investment
-----------------------------
Banking
-------
------------------------------------- ---------------- ----------------- ---------------- -----------------
Advest                                          $79.0             $96.4**         $296.9            $371.1**
------------------------------------- ---------------- ----------------- ---------------- -----------------
MONY Securities Corp.                            10.5              13.1             43.5              59.7
------------------------------------- ---------------- ----------------- ---------------- -----------------
Other                                             1.0               0.9***           3.1               5.2***
                                                  ---            ------              ---            ------
------------------------------------- ---------------- ----------------- ---------------- -----------------
Total Revenue                                   $90.5            $110.3           $343.5             436.0
                                                =====            ======           ======             =====
------------------------------------- ---------------- ----------------- ---------------- -----------------

------------------------------------- ---------------- ----------------- ---------------- -----------------

------------------------------------- ---------------- ----------------- ---------------- -----------------

* primarily corporate life insurance
** for eleven month period, February - December; prior year is proforma for comparison purposes
*** proforma for comparison purposes